Exhibit 99.1

W. R. Berkley Corporation Confirms Mitsui Sumitomo Insurance Co. Intends to Purchase 15% of the Company’s Shares in Open Market or Private Transactions from Third Parties

MSI also entered into a voting arrangement with a company that is owned by the Berkley family and trusts for their benefit, which holds approximately 16% of the Company’s outstanding Common Stock

GREENWICH, Conn., March 28, 2025—W. R. Berkley Corporation (NYSE: WRB) (the “Company”) today confirmed that Mitsui Sumitomo Insurance Co., Ltd. (“MSI”), a leading Japanese property and casualty insurance carrier, has entered into an arrangement (the “Investment and Voting Arrangement”) with a company owned by members of the Berkley family and trusts for their benefit (collectively, the “Berkley Family”) providing for MSI to purchase 15% of the Company’s outstanding common stock (the “Common Stock”) through open market purchases or private transactions with third parties. The Berkley Family will not be selling any of its Common Stock to MSI, nor will MSI be purchasing any shares from the Company as part of the arrangement.

Under the terms of the agreements being entered into between MSI and the Berkley Family, once MSI acquires 4.9% of the outstanding Common Stock, MSI agrees to vote those shares pursuant to the recommendations of the Berkley Family, except in limited circumstances where the Berkley Family will vote the MSI shares in the same proportion as all of the non-MSI shares are voted. Once MSI acquires at least 12.5% of the outstanding shares, the Berkley Family agrees to recommend the nomination and election of a MSI director designee to the Company’s Board of Directors, subject to review and approval by the Board’s Nominating and Corporate Governance Committee in accordance with its governance policies and procedures and appointment to the Board by the Board and subsequent re-election at the Company’s annual stockholder meeting. The Berkley Family intends to continue to have two representatives on the Company’s Board.

The agreements between MSI and the Berkley Family will not have any effect on the day-to-day operations of the Company, nor will these arrangements reduce the Berkley Family’s commitment to the Company.

Under the agreements with the Berkley Family, MSI has also agreed to customary standstill restrictions relating to the Company that are also directly enforceable by the Company.

“We have deep respect for MSI developed over years of collaborating with them through the Company’s re-insurance operations,” said Rob Berkley, President and CEO of W. R. Berkley Corporation. “We remain committed to the Company’s long-term success and we welcome the opportunity to have MSI as a shareholder. Their significant investment in the Company’s shares is a validation of our Company’s outstanding performance and growth trajectory, and we are excited to have regular conversations with them about opportunities to leverage their international presence to help the Company drive sustainable stockholder value.”

“We are extremely excited to make an investment in W. R. Berkley,” said Shinichiro Funabiki, President and CEO of MSI. “Their first-class track record in the U.S. specialty market attracted us in making an investment, and we look forward to bringing our network in Japan, Asia and other selected markets to lead to sustained growth and increased value for both the Company and MSI’s investment.”

In connection with the Investment and Voting Arrangement, the Company entered into a cooperation agreement to assist MSI with its related regulatory filings, approvals and accounting treatment for its investment. A special committee of the Company’s Board of Directors, composed of three independent and disinterested directors and advised by independent legal counsel, reviewed, negotiated, considered and recommended these agreements and related matters for the Company, which were approved by the independent and disinterested directors of the Company’s Board. Prior to the formation of the special committee, the Berkley Family indicated that they would not proceed with the arrangements with MSI absent the recommendation of the special committee and the approval of the independent and disinterested directors of the Board.

MSI’s investment is subject to customary regulatory approvals and is anticipated to be completed by the end of March 2026.

The description of the agreements between MSI, the Berkley Family and/or the Company are qualified in their entirety by reference to the full text of the agreements attached as exhibits to the Form 8-K to be filed by the Company later this morning. A copy of the Form 8-K, once filed, can be found on the Investor Relations section of our website.

About W. R. Berkley Corporation

Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates worldwide in two segments of the property casualty insurance business: Insurance and Reinsurance & Monoline Excess. For further information about W. R. Berkley Corporation, please visit www.berkley.com.

About MSI

Mitsui Sumitomo Insurance Co., Ltd., a key entity of the MS&AD Insurance Group, is one of the largest personal and commercial lines writers in Japan and operates in 41 countries and regions. Its two precursor companies were founded in 1893 and 1918 respectively. For further information about Mitsui Sumitomo Insurance Co., Ltd., please visit https://www.ms-ins.com/english/

Forward-Looking Statements

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2025 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to, the success of our new ventures or acquisitions and the availability of other opportunities, our ability to attract and retain key personnel and qualified employees, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks could cause actual results of the industry or our actual results for the year 2025 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Any projections of growth in the Company’s revenues would not necessarily result in commensurate levels of earnings. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Karen A. Horvath

Vice President - External

Financial Communications

(203) 629-3000

Source: W. R. Berkley Corporation